Exhibit 99.1

FIRST NIAGARA ANNOUNCES THE COMPLETION OF ITS ACQUISITION OF GREATER BUFFALO SAVINGS BANK

Lockport, N.Y. - February 15, 2008 - First Niagara Financial Group, Inc. (NASDAQ: FNFG), announced today that it completed the acquisition of Great Lakes Bancorp, Inc., the parent company of Greater Buffalo Savings Bank. In connection with this transaction, Great Lakes shareholders will receive 5.4 million shares of First Niagara common stock, as well as cash payments totaling $75.8 million in the aggregate.

“On behalf of First Niagara, I want to welcome the customers and shareholders of Greater Buffalo to the First Niagara family,” stated President and CEO, John R. Koelmel. “During the last few months employees of both organizations have demonstrated their commitment, dedication and expertise by making this transition as smooth as possible for everyone. I am very confident that our new customers will experience the same level of outstanding service that they were used to at Greater Buffalo but with the added benefit of more options to meet their financial needs. This merger strengthens our presence in Western New York, a region we have been highly committed to serving for over 135 years.”

Under the terms of the merger agreement, Great Lakes shareholders were permitted to request cash, First Niagara stock or a combination of both for their outstanding shares, subject to an overall limitation that not more than 50% of deal consideration would be paid in cash. Shareholder requests for cash exceeded 50% of the overall deal consideration. On that basis, Great Lakes shareholders who did not submit an election will receive 100% of their consideration in First Niagara stock. Shareholders who requested any or all of their consideration in First Niagara stock will receive that request. Finally, shareholders who elected any or all of their consideration in cash will receive approximately 43% of that request in the form of First Niagara stock and the remainder in cash. Cash will be paid in lieu of all fractional shares in the exchange.

At December 31, 2007, Great Lakes had assets of approximately $900 million and deposits of $627 million. With the addition of Greater Buffalo’s branch offices, First Niagara now has approximately $9.0 billion in assets and operates 117 branches and four Regional Market Centers across Upstate New York.

First Niagara was advised by the investment banking firm of Stifel, Nicolaus & Company, Inc. and the law firm of Luse, Gorman, Pomerenk & Schick, P.C. Great Lakes was advised by the investment banking firm of Sandler O’Neill & Partners, L.P. and the law firm of Hodgson Russ LLP.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com